CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
4.550% PowerNotes® Due July 15, 2011	$11,045,000	$434.07
4.750% PowerNotes® Due January 15, 2013	$2,377,000	$93.42
TOTAL		$527.49

(1)	Excludes accrued interest, if any.
(2)
The filing fee of $527.49 is calculated in accordance with Rule 457(r) under the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $72,554.36 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-124310) filed by Caterpillar Financial Services Corporation on April 25, 2005 is being carried forward, of which $527.49 is offset against the filing fees due for these offerings and of which $72,026.87 remains available for future filing fees. No additional filing fee has been paid with respect to these offerings.

Caterpillar Financial Services Corporation PowerNotes®, with Maturities of 9 Months or More from Date of Issue
Filed under Rule 424(b)(3), Registration Statement(s) No. 333-150218
Pricing Supplement Number 1136 Dated June 30, 2008
(to Prospectus dated April 11, 2008 and Prospectus Supplement dated April 11, 2008)
Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price(3)	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate(4)	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Yield(5)
14912HLS7	$11,045,000.00	100.000%	0.625%	$10,975,968.75	FIXED	4.550%	MONTHLY	07/15/2011	08/15/2008	$5.31	YES	Senior Unsecured Notes	A2	A	4.593%

Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Incapital LLC, Banc of America Securities LLC Agents: Charles Schwab & Co., Inc., Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities

CUSIP Number	Aggregate Principal Amount	Selling Price(3)	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate(4)	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Yield(5)
14912HLT5	$2,377,000.00	100.000%	0.750%	$2,359,172.50	FIXED	4.750%	MONTHLY	01/15/2013	08/15/2008	$5.54	YES	Senior Unsecured Notes	A2	A	4.797%

Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Incapital LLC, Banc of America Securities LLC Agents: Charles Schwab & Co., Inc., Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities

Caterpillar Financial Services Corporation
Offering Dates: June 23, 2008 through June 30, 2008

Trade Date: Monday, June 30, 2008 @12:00 PM ET

Settlement Date: Thursday, July 03, 2008

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0235 via RBC Dain Rauscher Inc.

(3)
The interest rates on the PowerNotes® may be changed by Caterpillar Financial Services Corporation from time to time, but any such changes will not affect the interest rate on any PowerNotes® offered prior to the effective date of the change.

(4)
Expressed as a percentage of aggregate principal amount. Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

(5)	Yields are quoted on a semi-annual bond equivalent yield basis.